Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into effective September 30, 2019 (the “Effective Date”) by and between Dennis Andrews (“Andrews”) and Otelco Inc., (“Otelco” or the “Company”) (each a “Party” and together the “Parties”).

WHEREAS, Andrews has been employed by Otelco as its Senior Vice President of Billing, CABS/Revenue Assurance, & Human Resources pursuant to the terms of an Amended and Restated Employment Agreement between the Parties dated August 24, 2006 , as amended on December 17, 2008 and March 4, 2011 (the “Employment Agreement”); and

WHEREAS, Andrews’s position is being eliminated effective as of the Effective Date, resulting in a termination Without Cause for purposes of the Employment Agreement, and Otelco wishes to honor Andrews’s service to the Company with a separation package on the terms set forth herein;

NOW, THEREFORE, for the valuable and sufficient consideration described in this Agreement, the receipt and adequacy of which the Parties acknowledge, the Parties agree as follows:

1.             Separation. Andrews’s employment with Otelco shall end on the Effective Date. Andrews agrees that he shall execute all documents required by the Company to effectuate his resignation as an officer of the Company. Except as set forth herein, all privileges and benefits of employment will end as of the Effective Date.

2.             Consideration. In exchange for Andrews’s release of claims and other promises and covenants contained in this Agreement, and provided that Andrews executes this Agreement and does not timely revoke his release of the federal Age Discrimination in Employment Act (“ADEA”) claims pursuant to Section 6, Otelco will (a) provide Andrews with a lump sum payment in the total gross amount of $110,750, equal to six (6) months of his base salary in effect as of the Effective Date (the “Separation Payment”), less tax withholdings, which shall be paid on the first ordinary Company pay date that is at least five (5) calendar days after the expiration of the rescission period set forth in Section 6, provided Andrews does not timely rescind his release of ADEA claims; (b) a lump sum amount equal to the bonus Andrews would have received had Andrews remained employed by the Company through the end of the fiscal year, prorated for the number of days Andrews was employed in 2019 to be paid at the same time that similar bonuses are paid to the Company’s other employees, and (c) accelerate vesting of 100% of Andrews’s outstanding unvested equity grants as of the Effective Date, subject to the terms and conditions of the Otelco Inc 2014 Stock Incentive Plan and Otelco Inc 2018 Stock Incentive Plan (together, the “Separation Benefits”).

In addition to the Separation Benefits, Andrews will (a) be paid his base salary through and including the Effective Date, (b) receive payment for all unused vacation as of the Effective Date, and (c) be eligible for bonus compensation for 2019 pursuant to the terms of the Otelco Inc 2019 Stock Incentive Plan and prorated per Section 2 (b), with any equity grants awarded pursuant to the 2018 Stock Incentive Plan vesting immediately upon award.

3.             No Other Rights. Andrews agrees that the Separation Benefits are valid and sufficient consideration in exchange for entering into and performing this Agreement, and that as of the Effective Date, Andrews has been paid all other amounts due and owing to him by the Company and is not entitled to any additional compensation, including but not limited to salary, bonuses, vacation or paid time off, stock options or other equity, deferred compensation or reimbursement of expenses. Andrews’s receipt of the Separation Benefits shall not entitle him to additional compensation or benefits of any kind, including but not limited to benefits under any company bonus, incentive, or benefit plan or agreement.

4.             Tax Treatment. Andrews agrees that the Separation Benefits will be treated as income subject to W-2 reporting and withholdings pursuant to state and federal laws. Andrews will be solely responsible for paying any and all taxes owing on any payment provided to him under this Agreement, other than the amount of withholdings by Otelco. It is understood that Otelco makes no representations or warranties with respect to the tax consequences of the payments and benefits contemplated by this Agreement.

5.             Andrews’ Release of Claims. Andrews, on behalf of himself and his successors, heirs, and assigns, hereby forever releases and discharges Otelco and its parents, subsidiaries, and affiliates; their respective benefits plans; and/or the owners, directors, officers, employees, agents, predecessors, successors, assigns, shareholders and insurers of any of them (the “Released Parties”) to the fullest extent permitted by law from any and all claims, debts, liabilities, demands, promises, agreements (including the Employment Agreement), costs and expenses (including but not limited to attorneys’ fees), damages (including liquidated, consequential or punitive damages), actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Andrews’s execution of this Agreement, including but not limited to: (a) any claims based on, arising out of, or related to Andrews’s employment with, or the conclusion of Andrews’s employment with, Otelco, and any claims for compensation of any kind, including without limitation, amounts due under any contract, all salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation; (b) any claims for additional severance or other payments upon separation of employment pursuant to the Employment Agreement; (c) any claims arising from rights under any federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis (including any and all claims under the federal Age Discrimination in Employment Act), or related to protected leave or sick time, or accommodations, or any related cause of action, and any labor code provisions; (d) any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract; breach of implied covenant of good faith and fair dealing; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; violation of public policy; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; battery; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or (e) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive or equitable relief of any kind.

Nothing in this Agreement is intended to: (1) waive any vested benefits under Otelco’s benefits policies or plans, (2) waive Andrews’s right to elect benefits continuation under COBRA; (3) waive Andrews’s right to indemnification for claims made by third parties under any applicable insurance policy or the Company’s bylaws; (4) waive Andrews’s right to file an administrative charge with the Equal Employment Opportunity Commission or any other administrative agency under applicable law, or participate in any agency investigation, although Andrews does waive and release his right to recover any monetary or other damages under such applicable law, including but not limited to compensatory, liquidated or punitive damages or attorneys’ fees and costs; or (5) prevent or interfere with Andrews’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

Andrews understands and agrees that, except as expressly stated in this Agreement, any and all claims which he has, had, or might have had against any of the Released Parties occurring up through the date he signs this Agreement are fully released and discharged by this Agreement.

6.             Acceptance; Right to Revoke. Andrews has been informed of his right to review and consider this Agreement for 21 calendar days, if he so chooses. Andrews further agrees and acknowledges that (a) his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) in signing this Agreement, Andrews does not rely on nor has Andrews relied on any representation or statement, written or oral, not specifically set forth in this Agreement by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise; (c) he understands the terms of this Agreement; (d) Otelco advises him to consult with an attorney prior to executing this Agreement; and (e) he may revoke this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Otelco within seven (7) calendar days after the date of his signature below. To be effective, the revocation must be in writing and delivered to Otelco either by hand or by mail within the 7-day period. If delivered by mail, the revocation must be: (i) postmarked within the 7-day period; properly addressed to Curtis Garner, 505 Third Avenue East, Oneonta, Alabama 35121; and (iii) sent by certified mail, return receipt requested. If Andrews timely exercises his right to revoke his release of claims under the ADEA, Otelco may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the Agreement that Andrews has revoked. If Otelco chooses to nullify the Agreement in its entirety, Otelco will have no obligations under this Agreement to Andrews or to any others whose rights derive from him, but Andrews’s employment with the Company shall nonetheless conclude on the Effective Date.

8.             Acknowledgement of Legal Compliance. Andrews represents and warrants that in the course of the performance of his duties for Otelco, Andrews has not committed, and he further agrees and represents that, as of the date he signs this Agreement, he is not aware of, any violations of federal, state or local law, rule or regulation, or any Otelco policy, by Otelco or any of its current or former employees, representatives or agents, and that he is not aware of any facts which would constitute a violation of any federal, state or local law, rule or regulation or any Otelco policy.

9.             Continuing Obligations. The Parties agree that, notwithstanding any other provision of this Agreement to the contrary, Andrews will continue to be bound by the provisions of Sections 6 through 9 of his Employment Agreement, which shall remain in effect through and after the Effective Date, and which are incorporated by reference, as if set forth fully herein.

Notwithstanding the foregoing, the Company hereby notifies Andrews, pursuant to the Defend Trade Secrets Act ("DTSA"), that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Andrews that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Andrews may disclose the Company's trade secrets to his attorney and use the trade secret information in the court proceeding if he: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Andrews further understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Andrews acknowledges that he is not required to seek the Company’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and that the Company will not consider such communications to violate this Agreement or any prior agreements between Andrews and the Company.

10.           Confidentiality of this Agreement. Andrews promises and agrees not to disclose any information concerning the provisions of this Agreement to any person or entity. These confidentiality provisions are subject to the following exceptions: Andrews may disclose the provisions of this Agreement to his spouse, attorney(s) and tax advisor(s), and he also may disclose the provisions of this Agreement pursuant to a legitimate subpoena or similar legal process, or pursuant to an administrative investigation or regulatory requirement. Andrews further agrees that, if any information concerning the provisions of this Agreement is disclosed as permitted by this section, Andrews will inform the recipient of the information that all details and information related to it are confidential.

11.           Non-Admission. This Agreement does not, and is not intended to, constitute an admission by Otelco of any liability to, or wrongdoing of any kind against, Andrews, and Andrews agrees that he will never contend that it does constitute such an admission. Otelco specifically disclaims any liability to, or wrongful acts against, Andrews or any other person.

12.           Section 409A. For purposes of this Agreement, Andrews’s termination shall be a “Separation from Service” under I.R.C. Section 409A and the regulations thereunder. It is the intent of the parties that payments and benefits under this Agreement comply with Section 409A and this Agreement shall be interpreted and administered in accordance with such intent. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A, and Andrews agrees to pay all taxes and similar governmental charges (including, without limitations, any tax attributable to Section 409A and any social security and similar charges) imposed on him by reason of rights granted and payments made under this Agreement, including any related interest or penalty

13.           Governing Law, Jurisdiction, and Forum. Andrews and Otelco agree that this Agreement will be governed by the laws of the State of Maine without regard to conflicts of law principles. The parties further agree that any and all legal actions or proceedings brought to interpret or enforce this Agreement or in any other way arising out of or in relation to this Agreement shall be brought exclusively in the state or federal courts in and/or for Maine.

14.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, invalid, illegal or for any other reason unenforceable, the parties agree that the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Further, any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. However, if Andrews’ release of claims set forth in this Agreement or the Supplemental Release is held invalid, illegal, or unenforceable, Otelco may void this Agreement.

15.           Cooperation. Andrews agrees that Andrews shall, to the extent reasonably requested in writing, cooperate with the Company in any pending or future litigation in which the Company is a party, and regarding which Andrews, by virtue of Andrews’s employment, has factual knowledge or information relevant to said litigation. Andrews further agrees that in any such litigation, Andrews shall, without the necessity for subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation. The Company will reimburse Andrews for any reasonable, out-of-pocket expenses associated with providing such cooperation.

16.           Return of Property. As of the Effective Date, Andrews shall have returned to the Company all files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, passwords, cell phones, laptops, computers, vehicles and other tangible property that belong to or relate to the Company.

17.           Assignment. This Agreement is personal to Andrews and may not be assigned by him. It is binding upon Andrews and upon his heirs, administrators, representatives, and executors. This Agreement shall inure to the benefit of and be binding upon Otelco and its successors.

18.           Entire Agreement. This Agreement contains the entire understanding between Andrews and Otelco with respect to the subject matter of this Agreement. This Agreement may not be modified, altered, or amended except by an instrument in writing, signed by Andrews and an authorized officer of Otelco.

19.           Counterparts. This Agreement may be signed in single or separate counterparts, and on facsimile reproductions, each of which shall constitute an original.

By signing below, Andrews acknowledges and affirms that he has read this Agreement completely. He also acknowledges and affirms that he has had a sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement; the provisions of this Agreement are understandable to him; he has had an opportunity to consult with an attorney of his choice, Otelco has encouraged him to do so, and he has freely exercised that opportunity to the extent desired; and he has entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Confidential Separation Agreement and General Release by their signatures below:

Dated:	June 30, 2019	/s/	Dennis Andrews
Dennis Andrews

Dated:	July 1, 2019	Otelco Inc.

		By	/s/ Richard A. Clark

		its	President & Chief Operating Officer

*** Signature page to the Confidential Separation Agreement and General Release between Dennis Andrews and Otelco Inc.***

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